Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Form S-8 (File No. 333-133988 and File No. 333-131497) of CNX Gas Corporation of our report dated February 17, 2009, with respect to the consolidated financial statements of CNX Gas Corporation, and the effectiveness of internal control over financial reporting of CNX Gas Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst and Young

Pittsburgh, Pennsylvania

February 17, 2009